CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of the Nuveen Global Infrastructure Fund, Nuveen Real Asset Income Fund and Nuveen Real Estate Securities Fund (each a series of Nuveen Investment Funds Inc., hereinafter referred to as the “Funds”) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

April 28, 2014